Exhibit 3.1


                          CERTIFICATE OF INCORPORATION

                                       OF

                            FSP GALLERIA NORTH CORP.

      FIRST. The name of the Corporation is: FSP Galleria North Corp.

      SECOND. The address of its registered office in the State of Delaware is Corporation Trust Center, 1209 Orange Street, in the City of Wilmington, County of New Castle. The name of its registered agent at such address is The Corporation Trust Company.

      THIRD. The nature of the business or purposes to be conducted or promoted by the Corporation is as follows:

      1. To engage in business as a real estate investment trust, qualifying as such under Sections 856 through 860 of the Internal Revenue Code of 1986, as amended, or any successor statute and to perform any and all other functions and activities in connection therewith or related thereto.

      2. To engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of Delaware.

      FOURTH. The total number of shares of stock which the Corporation shall have authority to issue is 1 share of Common Stock, $0.01 par value per share, and 860 shares of Preferred Stock, $0.01 par value per share.

      The following is a statement of the designations and the powers, privileges and rights, and the qualifications, limitations or restrictions thereof in respect of each class of capital stock of the Corporation.

A. COMMON STOCK.

      1. General. The voting, dividend and liquidation rights of the holders of the Common Stock are subject to and qualified by the rights of the holders of the Preferred Stock of any series as may be designated by the Board of Directors upon any issuance of the Preferred Stock of any series.

      2. Voting. The holders of the Common Stock are entitled to one vote for each share held at all meetings of stockholders (and written actions in lieu of meetings). There shall be no cumulative voting.

      3. Dividends. Following the completion of a private offering of shares of Preferred Stock of the Corporation (the "Private Offering"), no dividends shall be declared on the Common Stock. The holders of shares of Common Stock shall be entitled to receive any dividend declared on the Common Stock prior to the completion of the Private Offering, when, as and if declared by the Board of Directors of the Corporation.


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      4. Liquidation. Upon the dissolution or liquidation of the Corporation, whether voluntary or involuntary, holders of Common Stock will be entitled to receive all assets of the Corporation available for distribution to its stockholders, subject to any preferential rights of any then outstanding Preferred Stock.

B. PREFERRED STOCK.

      1. Dividends.

            (a) The holders of Preferred Stock shall be entitled to receive any dividends declared on the Preferred Stock prior to the completion of the Private Offering, when, as and if declared by the Board of Directors of the Corporation. The holders of shares of Preferred Stock shall be entitled to receive any dividends declared by the Board of Directors of the Corporation following the completion of the Private Offering, payable only when, as and if declared by the Board of Directors of the Corporation. The right to receive dividends on Preferred Stock shall be non-cumulative, and no right to dividends shall accrue by reason of the fact that no dividend has been declared on the Preferred Stock in any prior year.

            (b) Following the completion of the Private Offering, the Corporation shall not declare any cash dividends on shares of Common Stock.

      2. Liquidation, Dissolution or Winding Up; Certain Mergers, Consolidations and Asset Sales.

            (a) In the event of any voluntary or involuntary liquidation, dissolution or winding up of the Corporation, the holders of shares of Preferred Stock then outstanding shall be entitled to be paid out of the assets of the Corporation available for distribution to its stockholders, before any payment shall be made to the holders of Common Stock, an amount equal to $100,000 per share, plus any dividends declared but unpaid thereon. If upon any such liquidation, dissolution or winding up of the Corporation, the remaining assets of the Corporation available for distribution to its stockholders shall be insufficient to pay the holders of shares of Preferred Stock the full amount to which they shall be entitled, the holders of shares of Preferred Stock shall share ratably in any distribution of the remaining assets and funds of the Corporation in proportion to the respective amounts which would otherwise be payable in respect of the shares held by them upon such distribution if all amounts payable on or with respect to such shares were paid in full.

            (b) After the payment of all preferential amounts required to be paid to the holders of Preferred Stock, upon the dissolution, liquidation or winding up of the Corporation, the remaining assets and funds of the Corporation available for distribution to its stockholders shall be distributed among the holders of shares of Preferred Stock and Common Stock, pro rata based on the number of shares of stock of the Corporation held by each; provided, however, that for purposes of this Section 2(b), one share of Common Stock shall be deemed to equal one-tenth of a share of Preferred Stock.


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            (c) Any merger or consolidation in which (i) the Corporation is a constituent party or (ii) a subsidiary of the Corporation is a constituent party and the Corporation issues shares of its capital stock pursuant to such merger or consolidation (except any such merger or consolidation involving the Corporation or a subsidiary in which the holders of capital stock of the Corporation immediately prior to such merger or consolidation continue to hold immediately following such merger or consolidation at least 80% by voting power of the capital stock of (A) the surviving or resulting corporation or (B) if the surviving or resulting corporation is a wholly owned subsidiary of another corporation immediately following such merger or consolidation, the parent corporation of such surviving or resulting corporation), or sale of all or substantially all the assets of the Corporation, shall be deemed to be a liquidation of the Corporation for purposes of this Section 2, and the agreement or plan of merger or consolidation with respect to such merger, consolidation or sale shall provide that the consideration payable to the stockholders of the Corporation (in the case of a merger or consolidation), or consideration payable to the Corporation, together with all other available assets of the Corporation (in the case of an asset sale), shall be distributed to the holders of capital stock of the Corporation in accordance with Subsections 2(a) and 2(b) above. The amount deemed distributed to the holders of Preferred Stock upon any such merger, consolidation or sale shall be the cash or the value of the property, rights or securities distributed to such holders by the Corporation or the acquiring person, firm or other entity. The value of such property, rights or other securities shall be determined in good faith by the Board of Directors of the Corporation.

      3. Voting.

            (a) Except as provided by law and by the provisions of Subsection 3(b), 3(c) or 3(d) below, the holders of Preferred Stock shall have no voting rights on any matter presented to the stockholders of the Corporation for their action or consideration at any meeting of stockholders of the Corporation (or by written action of stockholders in lieu of meeting).

            (b) In addition to any other rights provided by law, the Corporation shall not, without first obtaining the affirmative vote or written consent of the holders of more than 50% of the then outstanding shares of Preferred Stock:

                  (i) Amend or repeal any provision of, or add any provision to, the Corporation's Certificate of Incorporation; or

                  (ii) Merge or consolidate into or with any other corporation or other entity or sell all or substantially all of the Corporation's assets.

            (c) In addition to any other rights provided by law, the Corporation shall not, without first obtaining the affirmative vote or written consent of the holders of not less than 66.67% of the then outstanding shares of Preferred Stock, authorize or issue any new class or classes or series of capital stock or increase the number of authorized shares of any existing class or classes or series of capital stock.


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            (d) At any time, at a meeting called for such purpose or by written consent in lieu of a meeting, the holders of more than 50 percent of the then outstanding shares of Preferred Stock may remove without cause one or more members of the Board of Directors of the Corporation and replace such member or members with a person or persons designated by such holders. Any meeting for such purpose may be called by the holders of 35 percent or more of the then outstanding shares of Preferred Stock by notice to the Secretary of the Corporation designating the date for such meeting, which date shall be not less than 30 days following the date of such notice, and the Secretary shall thereupon send notice of the meeting to all holders of shares of Preferred Stock. After the holders of Preferred Stock shall have effected the removal and replacement of one or more members of the Board of Directors pursuant to this
Section 3(d), the holders of Preferred Stock shall thereafter, at each meeting to elect members of the Board of Directors, vote as one class together with the holders of shares of Common Stock for the election of members of the Board of Directors, each holder of Preferred Stock being entitled to one vote for each share of Preferred Stock.

      4. Restriction on Transfer. Any purported transfer or acquisition of Preferred Stock which would result in the disqualification of the Corporation as a real estate investment trust pursuant to Sections 856-860 of the Internal Revenue Code of 1986, as amended, or any successor provision or statute, shall be void as ab initio.

      5. Waiver. Any of the rights of the holders of Preferred Stock set forth herein may be waived by the affirmative vote of the holders of more than 50% of the shares of Preferred Stock then outstanding; provided, however, that any waiver of the rights of holders of Preferred Stock set forth in Section 3(c) hereof shall require the affirmative vote of the holders of no less than 66.67% of the shares of Preferred Stock then outstanding.

      FIFTH. The name and mailing address of the sole incorporator are as follows:

                Kenneth A. Hoxsie   Wilmer Cutler Pickering Hale and Dorr LLP
                                    60 State Street
                                    Boston, Massachusetts 02109

      SIXTH. In furtherance of and not in limitation of powers conferred by statute, it is further provided:

            1. Election of directors need not be by written ballot.

            2. The Board of Directors is expressly authorized to adopt, amend or repeal the By-Laws of the Corporation.

      SEVENTH. Except to the extent that the General Corporation Law of Delaware prohibits the elimination or limitation of liability of directors for breaches of fiduciary duty, no director of the Corporation shall be personally liable to the Corporation or its stockholders for monetary damages for any breach of fiduciary duty as a director, notwithstanding any provision of law imposing such liability. No amendment to or repeal of this provision shall apply to or have any effect on the liability or alleged liability of any director of the Corporation for or with respect to any acts or omissions of such director occurring prior to such amendment.


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      EIGHTH. Actions, Suits and Proceedings Other than by or in the Right of the Corporation. The Corporation shall indemnify each person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the Corporation), by reason of the fact that he is or was, or has agreed to become, a director or officer of the Corporation, or is or was serving, or has agreed to serve, at the request of the Corporation, as a director, officer or trustee of, or in a similar capacity with, another corporation, partnership, joint venture, trust or other enterprise (including any employee benefit plan) (all such persons being referred to hereafter as an "Indemnitee"), or by reason of any action alleged to have been taken or omitted in such capacity, against all expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by him or on his behalf in connection with such action, suit or proceeding and any appeal therefrom, if he acted in good faith and in a manner he reasonably believed to be in, or not opposed to, the best interests of the Corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful. The termination of any action, suit or proceeding by judgment, order, settlement, conviction or upon a plea of nolo contendere or its equivalent, shall not, of itself, create a presumption that the person did not act in good faith and in a manner which he reasonably believed to be in, or not opposed to, the best interests of the Corporation, and, with respect to any criminal action or proceeding, had reasonable cause to believe that his conduct was unlawful. Notwithstanding anything to the contrary in this Article, except as set forth in Section 7 below, the Corporation shall not indemnify an Indemnitee seeking indemnification in connection with a proceeding (or part thereof) initiated by the Indemnitee unless the initiation thereof was approved by the Board of Directors of the Corporation. Notwithstanding anything to the contrary in this Article, the Corporation shall not indemnify an Indemnitee to the extent such Indemnitee is reimbursed from the proceeds of insurance, and in the event the Corporation makes any indemnification payments to an Indemnitee and such Indemnitee is subsequently reimbursed from the proceeds of insurance, such Indemnitee shall promptly refund such indemnification payments to the Corporation to the extent of such insurance reimbursement.

      2. Actions or Suits by or in the Right of the Corporation. The Corporation shall indemnify any Indemnitee who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the Corporation to procure a judgment in its favor by reason of the fact that he is or was, or has agreed to become, a director or officer of the Corporation, or is or was serving, or has agreed to serve, at the request of the Corporation, as a director, officer or trustee of, or in a similar capacity with, another corporation, partnership, joint venture, trust or other enterprise (including any employee benefit plan), or by reason of any action alleged to have been taken or omitted in such capacity, against all expenses (including attorneys' fees) and, to the extent permitted by law, amounts paid in settlement actually and reasonably incurred by him or on his behalf in connection with such action, suit or proceeding and any appeal therefrom, if he acted in good faith and in a manner he reasonably believed to be in, or not opposed to, the best interests of the Corporation, except that no indemnification shall be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to the Corporation unless and only to the extent that the Court of Chancery of Delaware shall determine upon application that, despite the adjudication of such liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses (including attorneys' fees) which the Court of Chancery of Delaware shall deem proper.


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      3. Indemnification for Expenses of Successful Party. Notwithstanding the
other provisions of this Article, to the extent that an Indemnitee has been successful, on the merits or otherwise, in defense of any action, suit or proceeding referred to in Sections 1 and 2 of this Article, or in defense of any claim, issue or matter therein, or on appeal from any such action, suit or proceeding, he shall be indemnified against all expenses (including attorneys' fees) actually and reasonably incurred by him or on his behalf in connection therewith. Without limiting the foregoing, if any action, suit or proceeding is disposed of, on the merits or otherwise (including a disposition without prejudice), without (i) the disposition being adverse to the Indemnitee, (ii) an adjudication that the Indemnitee was liable to the Corporation, (iii) a plea of guilty or nolo contendere by the Indemnitee, (iv) an adjudication that the Indemnitee did not act in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the Corporation, and (v) with respect to any criminal proceeding, an adjudication that the Indemnitee had reasonable cause to believe his conduct was unlawful, the Indemnitee shall be considered for the purposes hereof to have been wholly successful with respect thereto.

      4. Notification and Defense of Claim. As a condition precedent to his right to be indemnified, the Indemnitee must notify the Corporation in writing as soon as practicable of any action, suit, proceeding or investigation involving him for which indemnity will or could be sought. With respect to any action, suit, proceeding or investigation of which the Corporation is so notified, the Corporation will be entitled to participate therein at its own expense and/or to assume the defense thereof at its own expense, with legal counsel reasonably acceptable to the Indemnitee. After notice from the Corporation to the Indemnitee of its election so to assume such defense, the Corporation shall not be liable to the Indemnitee for any legal or other expenses subsequently incurred by the Indemnitee in connection with such claim, other than as provided below in this Section 4. The Indemnitee shall have the right to employ his own counsel in connection with such claim, but the fees and expenses of such counsel incurred after notice from the Corporation of its assumption of the defense thereof shall be at the expense of the Indemnitee unless (i) the employment of counsel by the Indemnitee has been authorized by the Corporation, (ii) counsel to the Indemnitee shall have reasonably concluded that there may be a conflict of interest or position on any significant issue between the Corporation and the Indemnitee in the conduct of the defense of such action or (iii) the Corporation shall not in fact have employed counsel to assume the defense of such action, in each of which cases the fees and expenses of counsel for the Indemnitee shall be at the expense of the Corporation, except as otherwise expressly provided by this Article. The Corporation shall not be entitled, without the consent of the Indemnitee, to assume the defense of any claim brought by or in the right of the Corporation or as to which counsel for the Indemnitee shall have reasonably made the conclusion provided for in clause
(ii) above.

      5. Advance of Expenses. Subject to the provisions of Section 6 below, in the event that the Corporation does not assume the defense pursuant to Section 4 of this Article of any action, suit, proceeding or investigation of which the Corporation receives notice under this Article, any expenses (including attorneys' fees) incurred by an Indemnitee in defending a civil or criminal


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action, suit, proceeding or investigation or any appeal therefrom shall be paid by the Corporation in advance of the final disposition of such matter; provided, however, that the payment of such expenses incurred by an Indemnitee in advance of the final disposition of such matter shall be made only upon receipt of an undertaking by or on behalf of the Indemnitee to repay all amounts so advanced in the event that it shall ultimately be determined that the Indemnitee is not entitled to be indemnified by the Corporation as authorized in this Article. Such undertaking shall be accepted without reference to the financial ability of the Indemnitee to make such repayment.

      6. Procedure for Indemnification. In order to obtain indemnification or advancement of expenses pursuant to Section 1, 2, 3 or 5 of this Article, the Indemnitee shall submit to the Corporation a written request, including in such request such documentation and information as is reasonably available to the Indemnitee and is reasonably necessary to determine whether and to what extent the Indemnitee is entitled to indemnification or advancement of expenses. Any such indemnification or advancement of expenses shall be made promptly, and in any event within 60 days after receipt by the Corporation of the written request of the Indemnitee, unless with respect to requests under Section 1, 2 or 5 the Corporation determines within such 60-day period that the Indemnitee did not meet the applicable standard of conduct set forth in Section 1 or 2, as the case may be. Such determination shall be made in each instance by (a) a majority vote of the directors of the Corporation consisting of persons who are not at that time parties to the action, suit or proceeding in question ("disinterested directors"), whether or not a quorum, (b) a majority vote of a quorum of the outstanding shares of stock of all classes entitled to vote for directors, voting as a single class, which quorum shall consist of stockholders who are not at that time parties to the action, suit or proceeding in question, (c) independent legal counsel (who may, to the extent permitted by law, be regular legal counsel to the Corporation), or (d) a court of competent jurisdiction.

      7. Remedies. The right to indemnification or advances as granted by this Article shall be enforceable by the Indemnitee in any court of competent jurisdiction if the Corporation denies such request, in whole or in part, or if no disposition thereof is made within the 60-day period referred to above in
Section 6. Unless otherwise required by law, the burden of proving that the Indemnitee is not entitled to indemnification or advancement of expenses under this Article shall be on the Corporation. Neither the failure of the Corporation to have made a determination prior to the commencement of such action that indemnification is proper in the circumstances because the Indemnitee has met the applicable standard of conduct, nor an actual determination by the Corporation pursuant to Section 6 that the Indemnitee has not met such applicable standard of conduct, shall be a defense to the action or create a presumption that the Indemnitee has not met the applicable standard of conduct. The Indemnitee's expenses (including attorneys' fees) incurred in connection with successfully establishing his right to indemnification, in whole or in part, in any such proceeding shall also be indemnified by the Corporation.

      8. Subsequent Amendment. No amendment, termination or repeal of this Article or of the relevant provisions of the General Corporation Law of Delaware or any other applicable laws shall affect or diminish in any way the rights of any Indemnitee to indemnification under the provisions hereof with respect to any action, suit, proceeding or investigation arising out of or relating to any actions, transactions or facts occurring prior to the final adoption of such amendment, termination or repeal.


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      9. Other Rights. The indemnification and advancement of expenses provided by this Article shall not be deemed exclusive of any other rights to which an Indemnitee seeking indemnification or advancement of expenses may be entitled under any law (common or statutory), agreement or vote of stockholders or disinterested directors or otherwise, both as to action in his official capacity and as to action in any other capacity while holding office for the Corporation, and shall continue as to an Indemnitee who has ceased to be a director or officer, and shall inure to the benefit of the estate, heirs, executors and administrators of the Indemnitee. Nothing contained in this Article shall be deemed to prohibit, and the Corporation is specifically authorized to enter into, agreements with officers and directors providing indemnification rights and procedures different from those set forth in this Article. In addition, the Corporation may, to the extent authorized from time to time by its Board of Directors, grant indemnification rights to other employees or agents of the Corporation or other persons serving the Corporation and such rights may be equivalent to, or greater or less than, those set forth in this Article.

      10. Partial Indemnification. If an Indemnitee is entitled under any provision of this Article to indemnification by the Corporation for some or a portion of the expenses (including attorneys' fees), judgments, fines or amounts paid in settlement actually and reasonably incurred by him or on his behalf in connection with any action, suit, proceeding or investigation and any appeal therefrom but not, however, for the total amount thereof, the Corporation shall nevertheless indemnify the Indemnitee for the portion of such expenses (including attorneys' fees), judgments, fines or amounts paid in settlement to which the Indemnitee is entitled.

      11. Insurance. The Corporation may purchase and maintain insurance, at its expense, to protect itself and any director, officer, employee or agent of the Corporation or another corporation, partnership, joint venture, trust or other enterprise (including any employee benefit plan) against any expense, liability or loss incurred by him in any such capacity, or arising out of his status as such, whether or not the Corporation would have the power to indemnify such person against such expense, liability or loss under the General Corporation Law of Delaware.

      12. Merger or Consolidation. If the Corporation is merged into or consolidated with another corporation and the Corporation is not the surviving corporation, the surviving corporation shall assume the obligations of the Corporation under this Article with respect to any action, suit, proceeding or investigation arising out of or relating to any actions, transactions or facts occurring prior to the date of such merger or consolidation.

      13. Savings Clause. If this Article or any portion hereof shall be invalidated on any ground by any court of competent jurisdiction, then the Corporation shall nevertheless indemnify each Indemnitee as to any expenses (including attorneys' fees), judgments, fines and amounts paid in settlement in connection with any action, suit, proceeding or investigation, whether civil, criminal or administrative, including an action by or in the right of the Corporation, to the fullest extent permitted by any applicable portion of this Article that shall not have been invalidated and to the fullest extent permitted by applicable law.


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      14. Definitions. Terms used herein and defined in Section 145(h) and
Section 145(i) of the General Corporation Law of Delaware shall have the respective meanings assigned to such terms in such Section 145(h) and Section 145(i).

      15. Subsequent Legislation. If the General Corporation Law of Delaware is amended after adoption of this Article to expand further the indemnification permitted to Indemnitees, then the Corporation shall indemnify such persons to the fullest extent permitted by the General Corporation Law of Delaware, as so amended.

      NINTH. The Corporation reserves the right to amend, alter, change or repeal any provision contained in this Certificate of Incorporation, in the manner now or hereafter prescribed by statute and this Certificate of Incorporation, and all rights conferred upon stockholders herein are granted subject to this reservation.

      TENTH. Section 203 of the General Corporation Law of Delaware, as it may be amended from time to time, shall not apply to the Corporation.

Each individual, corporation, partnership, limited liability company, association, estate, trust (including a trust qualified under Section 401(a) or Section 501(c)(17) of the Internal Revenue Code of 1986, as amended (the "Code"), private foundation within the meaning of Section 509(c) of the Code, joint stock company or other entity, including a "group" as that term is used for purposes of Section 13(d)(3) of the Securities Exchange Act of 1934 (any of the foregoing being referred to herein as a "Person"), who beneficially or constructively owns Common Stock or Preferred Stock or who is holding Common Stock or Preferred Stock for a Person who beneficially or constructively owns such Stock shall provide to the Corporation such information as the Corporation may reasonably request from time to time in order to comply with the requirements of any taxing authority or other governmental agency or to demonstrate any such compliance.

EXECUTED at Boston, Massachusetts on the 20th day of September, 2004.


                                /s/Kenneth A. Hoxsie
                                --------------------------------------
                                Kenneth A. Hoxsie
                                Sole Incorporator


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